840 Putnam Utilities Growth and Income Fund attachment
04/30/05 Semi

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2005, Putnam Management
has assumed $3,902 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		4,340
Class B		525
Class C		24

72DD2 (000s omitted)

Class M		27
Class R		1

73A1 (000s omitted)

Class A		0.096
Class B		0.058
Class C		0.062

73A2 (000s omitted)

Class M		0.072
Class R		0.086

74U1 (000s omitted)

Class A		44,567
Class B		8,304
Class C		415

74U2 (000s omitted)

Class M		401
Class R		17

74V1

Class A		10.36
Class B		10.30
Class C		10.30

74V2

Class M		10.35
Class R		10.35